Exhibit 99.1

Bruker Appoints Robert Rosenthal to Board of Directors

BILLERICA, Mass. — November 16, 2015 — Bruker Corporation (NASDAQ: BRKR) today announced that it has appointed Dr. Robert Rosenthal to its Board of Directors, effective immediately.

Dr. Rosenthal currently serves as Chief Executive Officer and as a director for Taconic Biosciences, Inc., a privately-held provider of research models for the pharmaceutical and biotech industry, a position he has held since joining Taconic Biosciences in June 2014.

Prior to joining Taconic Biosciences, Dr. Rosenthal held a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently as Chairman and Chief Executive Officer of Intelligent Medical Implants, AG, a medical technology company.

He has also served as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools.  Dr. Rosenthal also serves as a director of Safeguard Scientifics, Inc., a publicly-traded provider of capital for early- and growth-stage companies, and for Galvanic Applied Sciences, Inc., a privately held Canadian company.  Earlier in his career, Dr. Rosenthal held senior management positions at PerkinElmer Inc. and Thermo Fisher Scientific, Inc.  He holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York.

Frank Laukien, the President and CEO of Bruker, stated: “Dr. Rosenthal’s success as an entrepreneur, and his extensive understanding of the diagnostics and life science tools industries, will make him a valuable addition to our Board.  Bob will help to guide our efforts to create innovative new products and expand into defensible markets with high margin potential.”

Dr. Rosenthal commented: “Bruker has a long history of innovation, leadership and success in analytical instrumentation. I believe there are many opportunities to apply Bruker’s analytical technologies to new applications and diagnostic areas.  I look forward to assisting Bruker in identifying such new opportunities for profitable growth, and it is an honor to join the Bruker board.”

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit: http://www.bruker.com.

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